SECOND AMENDMENT TO
AMERICAN BEACON FUNDS
INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is effective as of October 9, 2012, by and among American Beacon Advisors, Inc., a Delaware corporation (“Manager”), and Holland Capital Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, Manager and Adviser entered into an Investment Advisory Agreement dated as of January 6, 2012 (as amended, supplemented, restated or otherwise modified, the “Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.	Amendment to Agreement.

Section 7-Status of Adviser – The first sentence under this Section is deleted and replaced with the following:

The Adviser agrees that for so long as it acts as the sole sub-adviser to the Portfolios neither the Adviser nor any affiliate or employee of the Adviser will engage in the business of providing investment advisory or sub-advisory services to investment companies registered under the Investment Company Act of 1940, as amended (“1940 Act”), that primarily invest in or offer a fund with a similar investment objective and strategy of the Portfolios, or any successor of the Portfolios.

Notwithstanding the foregoing restrictions, Manager and Adviser hereby agree that restrictions stipulated in the preceding paragraph shall not apply to Adviser’s activities with respect to the following types of investment companies registered under the 1940 Act:

(i) Closed-end publicly offered registered investment companies;

(ii)           Investment companies advised or sub-advised by two or more parties that make portfolio decisions with respect to separate portions of a portfolio, provided, however, that Adviser’s allocation of any such portfolio may not exceed 55% of the portfolio’s assets; and

(iii) Investment companies of a variable insurance trust in which the investment companies are offered exclusively through variable insurance products.

2.           Miscellaneous.

(a)         Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)        This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Holland Capital Management LLC		American Beacon Advisors, Inc.

By	/s/ Monica L. Walker	By	/s/ Gene L. Needles, Jr.
	Monica L. Walker		Gene L. Needles, Jr
	President & CEO		President & CEO

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